                                                                   EXHIBIT 10(l)

December 11, 1995

Mr. Chester O. Macey
2155 Edgeview
Hudson, Ohio 44236

Dear Ches:

This letter will confirm our understanding relating to your consulting agreement with TRW. The attached terms and conditions, together with this letter, constitute our "Agreement."

We will request your consulting services and advice primarily for the Steering, Suspension & Engine Group, with special emphasis on Project ELITE. The timing and extent of your activities will be flexible; however, you will not be obligated to devote more than 25 percent of your time in any year to such services. Your consulting services will be rendered at such times and places as are mutually satisfactory and TRW will have no control over any reasonable manner or methods used by you in rendering such services.

Our arrangement will become effective on January 1, 1996 and will continue for two years, terminating on December 31, 1997. The Agreement may be terminated by either of us in accordance with the terms and conditions set forth in the attached Exhibit A.

As compensation for your services as a Consultant, TRW will pay to you $100,000 per year, to be paid in January of each year.

TRW will also reimburse you for first-class airfare and all other reasonable out-of-pocket travel, entertainment, telephone and other business expenses incurred by you in performing your duties. Receipts for such expenses, accompanied by an expense report substantially the same as the TRW expense report form with which you are familiar should be submitted to me for processing and approval. For the convenience of TRW, during the term of this Agreement, we will also provide or reimburse you for required secretarial and other appropriate services.

If you agree to be bound by the terms of this Agreement, please sign at the bottom of this letter and initial each page of the attached terms and conditions and return them to me. Please keep a copy of the letter and the terms and conditions for your records.

Sincerely,


/s/ Peter S. Hellman
-----------------------
Peter S. Hellman

ACCEPTED AND AGREED:



/s/ Chester O. Macey
------------------------
Chester O. Macey

Date:  December 18, 1995

                                                                       EXHIBIT A

                                 TERMS AND CONDITIONS


                             I.  CONFIDENTIAL INFORMATION

     The term "TRW Confidential Information" refers to all data, reports, drawings, tapes, formulas, interpretations, forecasts, business plans and analyses, records, trade secrets, customer lists, documents, proposals, information regarding products, pricing, terms of sale, processes, research and development, apparatus and application methods and all other information reflecting upon or concerning TRW Inc., its subsidiaries or affiliates (hereinafter referred to as "TRW") that TRW protects against unrestricted disclosure to others, are not openly communicated or made accessible by TRW to third parties and that Consultant obtains from TRW, its employees, subsidiaries or affiliates, or otherwise acquires while engaged hereunder, including information of a third party as to which TRW has a nondisclosure obligation. Additionally, TRW Confidential Information will include any and all reports to TRW made by Contractor hereunder or the contents thereof. In view of the sensitive information to which Consultant will have access during Consultant's engagement hereunder, any information reflecting upon or concerning TRW and known, communicated or accessible to Consultant shall be deemed to be TRW Confidential Information unless such information has been published by TRW in publicly available documents.

     Such TRW Confidential Information includes, but is not limited to, secret or confidential matters (a) of a technical nature, (b) of a business nature and
(c) of either nature pertaining to future development.  Consultant:

     (a) agrees that TRW Confidential Information is the sole property of TRW and that such TRW Confidential Information shall be used only in providing consulting services hereunder for TRW;

     (b) will hold the TRW Confidential Information in confidence and not disclose it in any manner whatsoever, in whole or in part, to any person except to employees of TRW, or to employees, subcontractors or representatives of Consultant who need to know in order to perform their duties and who agree in writing to use the Confidential Information only to assist Consultant in performance of Consultant's duties hereunder;

     (c) will take or cause to be taken all reasonable precautions to prevent the disclosure or communication of TRW Confidential Information to third parties;


                                                              Initialed PSH/COM

     (d) agrees that each reproduction, duplication, or copy of any portion of TRW Confidential Information will be deemed TRW Confidential Information for all purposes hereunder; and

     (e) will, upon expiration or termination of the Agreement, discontinue all use of TRW Confidential Information and return all documents containing TRW Confidential Information to TRW.

     In the event that Consultant or its employees, subcontractors, or representatives receives a request to disclose all or any part of the TRW Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, Consultant shall

     1. As soon as possible upon receipt, notify TRW of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive Consultant's compliance with the provisions of this Agreement; and

     2. If disclosure of such TRW Confidential Information is required in the opinion of Consultant's counsel, cooperate with TRW in obtaining reliable assurances that confidential treatment will be accorded to the disclosed TRW Confidential Information.


                                   II.  INVENTIONS

     Consultant shall disclose promptly to TRW all ideas, inventions, discoveries or improvements, whether or not patentable, which were or are conceived or first reduced to practice by Consultant, whether solely or jointly with employees of TRW, its subsidiaries or affiliates, in the course of performing work hereunder or as a result of knowledge acquired while performing services under this Agreement ("TRW Inventions"). Consultant agrees that all TRW Inventions shall be the sole property of TRW. During and subsequent to the term of this Agreement, Consultant will execute and deliver to TRW all documents and take such other action as may be reasonably required by TRW to assist TRW in obtaining patents in the United States and foreign countries and in vesting title thereto in TRW for said TRW Inventions. At TRW's request and expense, Consultant shall cooperate with TRW and do all things reasonably and lawfully appropriate to assist TRW, or its successors, assigns and nominees, to obtain and enforce patents relating to such TRW Inventions.


                                                              Initialed PSH/COM

                                   III.  COPYRIGHTS

     Neither Consultant nor any of Consultant's employees or independent contractors shall knowingly incorporate in any work prepared under this Agreement any copyrighted or proprietary material of TRW or any other person. Further, any work of authorship created under this Agreement shall constitute a "work made for hire", when so defined by the Copyright Act, and as to any work not so defined, Consultant hereby transfers, and shall cause its employees to transfer, to TRW any and all right, title and interest Consultant may have in and to the copyright in such work for the entire term of the copyright. No rights are reserved to Consultant in any work prepared under this Agreement.


                                     IV.  LICENSE

     Consultant hereby grants to TRW a fully paid-up, nonexclusive and perpetual right and license to use any and all of Consultant's know-how and trade secrets which are necessary to the implementation of work by TRW pursuant to the reports and recommendations made by Consultant.


                               V.  CLASSIFIED MATERIAL

     TRW shall advise Consultant which information or items provided to Consultant constitute classified material, and Consultant shall comply with all security requirements imposed by the United States Government or TRW. If it becomes necessary for Consultant to store classified material at Consultant's place of work, other than TRW premises, a facility clearance shall be required. In that event, Consultant shall enter into a security agreement with the applicable Government agency and maintain a system of security controls in accordance with such security agreement. All such classified material shall be promptly returned to TRW on request or upon termination of the security agreement or this Agreement, whichever first occurs.


                                   VI.  NO CONFLICT

     Except with the prior written approval of TRW after full disclosure of all relevant facts, Consultant shall refrain from accepting work, engagements or appointments from any third party which could conflict with, or impede an unbiased performance of, Consultant's work hereunder or the protection of TRW Confidential Information.


                                   VII.  COMPLIANCE

     Consultant warrants that Consultant has the right to enter into this Agreement and that performance of the work specified shall not cause Consultant to be in violation of any federal, state or local law or regulation, or any

                                                              Intitaled PSH/COM
contractual agreement entered into by the Consultant. Consultant shall comply with TRW's policies, directives and standards, including without limitation TRW's standards regarding legal and ethical conduct and government contracting and with all applicable federal, state and local laws and regulations. Consultant shall file all tax returns and reports required to be filed pursuant to law.

                                  VIII.  TERMINATION

     This Agreement may be terminated by TRW or Consultant in whole or in part upon 15 days' prior written notice. This Agreement will terminate forthwith upon receipt of written notice from TRW if Consultant is unable to perform Consultant's duties hereunder for a period of thirty consecutive days. Payment shall be made for services and expenses rendered or incurred through the date of termination. Advance payments shall be prorated through the termination date. The covenants set forth in these Terms and Conditions shall survive the termination of this Agreement.


                                  IX.  FORCE MAJEURE

     Neither party shall incur liability to the other party on account of any loss or damage resulting from any delay or failure to perform any part of this Agreement where such delay or failure was caused in whole or in part by events, occurrences or causes beyond the reasonable control of such party.


                                     X.  RECORDS

     Consultant shall maintain a written record of all work performed and data generated in the course of performance under this Agreement and shall prepare a written summary of all work performed hereunder. Such written material shall be the sole property of TRW and shall be made available on request. TRW shall have the right to request preliminary reports from Consultant which represent the findings and conclusions of Consultant based on the information which exists at that time. Upon completion of each specific project or termination of this Agreement, Consultant shall, if requested by TRW, promptly furnish TRW a complete report, together with all supporting contract data.


                                     XI.  CHANGES

     TRW may order changes in the description of services to be performed by Consultant. If Consultant believes that any change requested will require additional compensation to Consultant or will adversely affect the schedule for rendering services, before proceeding with any work on the change, Consultant will so advise TRW and thereafter Consultant will not proceed with any such change until Consultant has received written authorization from TRW to do so.

                                                              Initialed PSH/COM

This Agreement may not be amended, modified or otherwise changed except by an instrument in writing signed by TRW and Consultant.


                             XII.  INDEPENDENT CONTRACTOR

     Consultant agrees that in the performance of this Agreement, Consultant shall act as an independent contractor, and not as an employee of TRW, and all of Consultant's agents and employees shall be subject solely to the control, supervision and authority of Consultant. Consultant understands and agrees that TRW will not cover Consultant or Consultant's employees or agents with Worker's Compensation, Unemployment Insurance, State Disability Insurance, public liability insurance or other benefits that may be available to employees of TRW. Consultant shall refrain from any representation that Consultant is an employee, agent or legal representative of TRW, or from incurring liabilities or obligations of any kind in the name, or on behalf, of TRW.

     It is agreed that (a) Consultant shall be responsible for Social Security taxes, if any, which may be applicable and for any other applicable fees or taxes (federal, state or local) which may be required; and (b) Consultant and Consultant's employees, agents, heirs, successors and assigns shall not be entitled, by virtue of any work done under this Agreement, to any benefits under any medical or travel accident insurance, pension, sick leave, life insurance, vacation, or disability, or other employees' benefit plan or plans maintained by TRW for its employees.
                                XIII.  INDEMNIFICATION

     TRW agrees to indemnify and hold Consultant harmless from and against any losses, claims, damages, liabilities, or actions related to or arising out of this engagement and Consultant's role in connection therewith, and will reimburse Consultant for all expenses (including reasonable counsel fees) incurred by Consultant in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Consultant is a party, if Consultant acted in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of TRW and, with respect to any criminal action or proceeding, had no reasonable cause to believe Consultant's conduct was unlawful.

     If any action or proceeding is brought against Consultant in respect of which indemnity may be sought against TRW pursuant hereto, Consultant shall promptly notify TRW in writing of the commencement of such action or proceeding, but the omission so to notify TRW shall not relieve TRW from any other obligation or liability which TRW may have to Consultant otherwise than under this Agreement or with respect to any other action or proceeding. In case any such action or proceeding shall be brought against Consultant, TRW shall be entitled to participate in such action or proceeding, and, after a written notice from TRW to Consultant, to assume the defense of such action or proceeding

                                                              Initialed PSH/COM
with counsel of TRW's choice at its expense (in which case TRW shall not thereafter be responsible for the fees and expenses of any separate counsel retained by Consultant); provided, however, that such counsel shall be reasonably satisfactory to Consultant in the exercise of Consultant's reasonable judgment.

     Notwithstanding TRW's election to assume the defense of such action or proceeding, Consultant shall have the right to employ separate counsel and to participate in the defense of such action or proceeding. TRW shall bear the reasonable fees, costs and expenses of one such separate counsel (and shall pay such fees, costs and expenses at least quarterly) if TRW approves in advance the separate counsel selected by Consultant and if: (i) the use of counsel chosen by TRW to represent Consultant would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action or proceeding include both Consultant and TRW, and, upon advice of counsel, Consultant shall have reasonably concluded that there may be legal defenses available to Consultant which are materially different from those available to TRW (in which case TRW shall not have the right to direct the defense of such action or proceeding on behalf of Consultant); (iii) TRW shall not have employed counsel reasonably satisfactory to Consultant in the exercise of reasonable judgment to represent Consultant within a reasonable time after notice of the institution of such action or proceeding; or (iv) TRW shall authorize Consultant to employ separate counsel at TRW's expense.

     TRW and Consultant understand that the indemnity provisions contained in this Agreement shall be in addition to any and all other rights and remedies which the parties may have at law or in equity or otherwise, including, but not limited to, any right of contribution.

     Notwithstanding anything contained herein to the contrary, it is the intention of TRW and Consultant that the indemnification provided herein by TRW to Consultant shall not be more than that provided to a presently serving elected officer of TRW Inc.

     Consultant hereby agrees to indemnify, defend and save TRW, its officers, directors, employees and agents harmless from and against any expense, claim, action, loss or liability to any third party that results from or is caused by, directly or indirectly, Consultant's bad faith, willful misconduct, recklessness or unlawful conduct or the bad faith, willful misconduct, recklessness or unlawful conduct of Consultant's employees, agents, subcontractors, suppliers or other third parties utilized in connection with Consultant's performance. In agreeing to indemnify TRW under this section, Consultant expressly waives any immunity from liability Consultant may be entitled to under Section 35, Article II of the Ohio Constitution and Ohio Revised Code Section 4123.74 which provides immunity to complying employers from actions for damages by employees injured in the course of or arising out of their employment. Nothing in this indemnification shall limit the protection otherwise available to TRW employees or other persons performing

                                                              Initialed PSH/COM
emergency first-aid services under Ohio Revised Code Sections 2305.23 and 4731.90.


                               XIV.  NONDISCRIMINATION

     Consultant: (a) will not discriminate against any applicant for employment on the basis of race, color, non-job related handicap, veteran status, religion, sex, national origin or age; (b) will take affirmative action to ensure that applicants are employed and employees are treated during employment without regard to their race, color, religion, sex, national origin, veteran status or non-job related handicap; and (c) will otherwise at all times comply with all applicable federal, state and local laws, rules, regulations, orders and ordinances relating to equal employment opportunity. Without limiting the generality of the foregoing, Consultant shall at all times comply fully with the provisions of the following regulations and Executive Orders, as the same may be amended or modified from time to time, and all rules and regulations promulgated thereunder or relating thereto or to such Executive Orders, as so amended or modified, such rules and regulations being herein incorporated by this reference: (i) Executive Order 11246, as amended by Executive Order 11375 (relating to nondiscrimination in employment by Government contracts and trade contractors); (ii) Executive Order 11625 (relating to utilization of minority business enterprises); (iii) Executive Order 11701 and 41 CFR 60-250 (relating to employment of certain veterans); (iv) Executive Order 11758 and 41 CFR 60-741:4 (relating to employment of handicapped persons); and (v) Executive
Order 11141 (relating to nondiscrimination on the basis of age). Consultant shall, upon request of TRW, provide TRW with such certifications and undertake such other actions as TRW may deem appropriate to verify and assure Consultant's compliance with such Executive Orders and regulations.


                                    XV.  PUBLICITY

     Notwithstanding any provision to the contrary herein or otherwise, except as TRW grants prior written approval, Consultant shall not publicize the existence or terms of, or work performed under, this Agreement.


                                   XVI.  ASSIGNMENT

     This Agreement shall not be assignable by either party without the prior written consent of the other party, except that TRW may assign this Agreement without such consent with respect to any corporate reorganization, merger, transfer of assets or similar transactions pursuant to which all of TRW's rights and obligations hereunder are transferred by operation of law or otherwise.

                                                              Initialed PSH/COM

                               XVII.  ENTIRE AGREEMENT

     This Agreement, including the engagement letter and these terms and conditions, sets forth the entire understanding between the parties relating to the subject matter contained herein and merges all prior discussions between them. Neither party shall be bound by any condition, warranty, or representation other than as expressly stated in this Agreement or as subsequently set forth in writing signed by the parties. If prior agreements, letters or proposals relating to the subject matter of this Agreement are inconsistent with the terms and conditions of the Agreement, this Agreement shall govern.

                                                              Initialed PSH/COM